Exhibit 11.1 under Form N-14

                                 Reed Smith LLP
                                435 Sixth Avenue
                           Pittsburgh, PA  15219-1886


                                 July 20, 2007

                                    [DRAFT]




The Trustees of
Federated MDT Balanced Fund
5800 Corporate Drive
Pittsburgh, PA  15237-7010

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      The Federated MDT Balanced Fund, a portfolio of Federated MDT Series, a Massachusetts business trust (FMDTBF), listed on Annex A proposes to acquire the assets of a corresponding portfolio (the "Acquired Fund") of the Federated Conservative Allocation Fund, Federated Moderate Allocation Fund, and Federated Growth Allocation Funds', Institutional Shares and Select Shares, portfolios of the Federated Managed Allocation Portfolios (the "Trust") listed on Annex A in exchange for Class A Shares and Class C Shares, respectively, of FMDTBF ("Shares") pursuant to the Agreements and Plans of Reorganization dated July 18, 2007 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

      As counsel we have reviewed the appropriate documents relating to the organization of FMDTBF, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the written Amended and Restated Agreement and Declaration of Trust dated May 18, 2006, the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that:

      1. FMDTBF is duly organized and validly existing pursuant to the Amended and Restated Agreement and Declaration of Trust.






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      2.    The Shares, which are currently being registered by the N-14
Registration, may be legally and validly issued in accordance with the Agreement and Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Agreement and Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                           Very truly yours,



                                           Reed Smith LLP







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                                    ANNEX A

 ACQUIRED FUND                             ACQUIRING FUND
 1. Federated Conservative Allocation Fund Federated MDT Balanced Fund Federated Moderate Allocation Fund
        Federated Growth Allocation Fund

 Institutional Shares Class A Shares
 Select Shares        Class C Shares







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